UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2025

TVARDI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36279	75-3175693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Sugar Creek Ctr. Blvd. Suite 525 Sugar Land, Texas		77478
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 489-8654

Cara Therapeutics, Inc.

400 Atlantic Street

Suite 500

Stamford, Connecticut

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TVRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On April 15, 2025, the Delaware corporation formerly known as “Cara Therapeutics, Inc.” completed its previously announced merger with Tvardi Therapeutics, Inc. (“Tvardi”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 17, 2024 (the “Merger Agreement”), by and among Cara Therapeutics, Inc. (“Cara”), CT Convergence Merger Sub, Inc., a wholly owned subsidiary of Cara (“Merger Sub”), and Tvardi, pursuant to which Merger Sub merged with and into Tvardi, with Tvardi surviving the merger as a wholly owned subsidiary of Cara (the “Merger”). Also on April 15, 2025, Cara changed its name from “Cara Therapeutics, Inc.” to “Tvardi Therapeutics, Inc.” (the “Company,” “we,” “our,” or “us”). See Item 2.01 for additional information regarding completion of the Merger.

Item 1.01. Entry into a Material Definitive Agreement.

Indemnification Agreements

In connection with the Merger, the Company entered into indemnification agreements with each of its new directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from each individual’s service to the Company as an officer or director, as applicable, to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Registration Rights Agreement

In connection with the Merger, the Company and Tvardi entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with its greater than 5% stockholders, directors and/or entities affiliated with the Company’s directors, including Shaheen Wirk and his affiliated entities, David J. Tweardy and his affiliated entities and entities affiliated with Wallace Hall, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) within 45 calendar days following the closing of the Merger for purposes of registering for resale shares of the Company’s common stock issued to such parties upon the closing of the Merger. The Company has also agreed, among other things, that it will indemnify such parties from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

As a result of the Merger, the following agreements of Tvardi effectively became the agreements of the Company:

First License Agreement with Baylor College of Medicine

In July 2012, Stem Med Limited Partnership (“StemMed”) entered into a license agreement (as amended, the “BCM First Agreement”) with Baylor College of Medicine (“BCM”) for the exclusive, worldwide, sublicensable license to certain patents and patent applications related to STAT3 inhibitors in oncology and certain non-oncology indications, or the BCM Patent Rights, which are referred to together with certain cell lines, biological materials, compounds, know-how and technologies as the BCM Technology, in all fields of use. StemMed assigned the BCM First Agreement to Tvardi in connection with the transfer of all or substantially all of the assets and businesses to which the BCM First Agreement relates in January 2018. Under the BCM First Agreement, Tvardi obtained an exclusive, worldwide, sublicensable license under BCM’s rights to certain patents in oncology and certain non-oncology indications (the “BCM Patent Rights” and, together with certain cell lines, biological materials, compounds, know-how and technologies, the “BCM Technology”). Under the license, Tvardi is permitted to make, have made, use, market, sell, offer to sell, lease and import products, processes or services that incorporate, utilize or are made with the use of the BCM Patent Rights or BCM Technology (the “BCM1 Licensed Products”) in all fields of use.

Tvardi’s license is subject to specified retained rights, consisting of: BCM’s rights to grant a non-exclusive license under the BCM Patent Rights and BCM Technology to other academic or research institutions for non-commercial research purposes, and, if required by law, to grant a non-exclusive license to the United States government or to a foreign state pursuant to a treaty with the United States; BCM’s rights to make or use the BCM Patent Rights and BCM Technology for non-commercial research, patient care and educational purposes; the rights of academic institutions, research institutions and certain BCM employees, if at academic or research institutions, to make or use the BCM Patent Rights and BCM Technology for non-commercial research purposes; and additional rights reserved by the government of the United States.

Tvardi is obligated to use reasonable efforts to introduce BCM1 Licensed Products to the commercial market as soon as practicable. Tvardi is obligated to achieve specified development milestones by specified timelines or to make payments to BCM if Tvardi does not achieve certain diligence milestones, and to produce, market and support the BCM1 Licensed Products with at least the same diligence Tvardi employs for comparable products and services. In consideration for the license rights, Tvardi paid BCM a license fee of $75,000. Tvardi paid an annual maintenance fee of $30,000 each year on the anniversary of the agreement until a specified anniversary before it increased to $50,000 each year on the anniversary of the agreement and are required to pay such annual maintenance fee until the introduction of a BCM1 Licensed Product. Tvardi is obligated to pay BCM royalties in the amount of a low-single-digit percent of net sales of BCM1 Licensed Products during the term, which expire, on a country-by-country basis, on the later of the date of expiration of the last-to-expire of the BCM Patent Rights, or, if no BCM Patent Rights issued in such country, the tenth anniversary of the date of first commercial sale of the BCM1 Licensed Product in such country. Tvardi currently expects the BCM Patent Rights to expire April 18, 2039. Upon the initiation of the Phase 2 clinical trials for two BCM1 Licensed Products, Tvardi paid BCM development milestone payments of $250,000 in the aggregate. Upon the achievement of additional specified development and regulatory milestones, Tvardi is obligated to pay BCM one-time milestone payments of up to $2,200,000 in the aggregate for the first BCM1 Licensed Product in an oncology indication and the first BCM1 Licensed Product in a non-oncology indication to achieve such milestones. Furthermore, in connection with the initiation of the Phase 3 clinical trial, Tvardi would expect to incur approximately $400,000 of oncology-related costs and approximately $300,000 of non-oncology-related costs. Tvardi is additionally obligated to pay BCM a tiered low-double-digit percentage of sublicensing revenue obtained in connection with any sublicense granted by Tvardi under the BCM Patent Rights or BCM Technology.

Tvardi may terminate the BCM First Agreement at its convenience following a specified notice period upon advance written notice to BCM. The BCM First Agreement may also be terminated by BCM for Tvardi’s default or failure to perform any of terms of the BCM First Agreement, following a specified notice and cure period. Additionally, BCM may terminate the BCM First Agreement if Tvardi undergoes specified bankruptcy or insolvency events, following the expiration of a specified period. Upon expiration of the term of the BCM First Agreement in a given country, the license grant from BCM to Tvardi will be fully paid and perpetual in such country.

In April 2015, Tvardi entered into a first amendment with BCM to update the schedule of BCM Patent Rights and description of BCM Technology covered by the license and Tvardi paid an additional $5,000 as consideration. In August 2019, Tvardi entered into a second amendment with BCM which amended its diligence and insurance obligations and further updated the schedule of BCM Patent Rights.

The foregoing description of the BCM First Agreement is not complete and is qualified in its entirety by the full text of the BCM First Agreement, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Second License Agreement with Baylor College of Medicine

In June 2015, StemMed entered into a license agreement with BCM (as amended, the “BCM Second Agreement”). StemMed assigned the BCM Second Agreement to Tvardi in connection with the transfer of all or substantially all of the assets and business to which the BCM Second Agreement relates in February 2018. Under the BCM Second Agreement, Tvardi obtained an exclusive, worldwide, sublicensable license under certain patents and patent applications co-owned by BCM and the National Institutes of Health (“NIH”), related to methods and compositions for the use of STAT3 inhibitors in certain conditions like anaphylaxis (the “Licensed Patent Rights”). Under the license, Tvardi is permitted to make, to have made, use, market, sell, offer to sell, lease and import products, processes or services that incorporate, utilize or are made with the use of the Licensed Patent Rights (the “BCM2 Licensed Products”) in all fields of use.

Tvardi’s license is subject to specified retained rights, consisting of: BCM’s rights to grant a non-exclusive license under the Licensed Patent Rights to other academic or research institutions for non-commercial research purposes, and, if required by law, to grant a non-exclusive license to the United States government or to a foreign state pursuant to a treaty with the United States; BCM’s rights to grant a research license to a third party as required by the NIH; BCM’s rights to make or use the Licensed Patent Rights for non-commercial research, patient care and educational purposes; the rights of academic institutions, research institutions and the inventors of the Licensed Patent Rights at BCM and NIH, to make or use the Licensed Patent Rights for non-commercial research purposes; and additional rights reserved by the government of the United States.

Tvardi is obligated to use reasonable efforts to introduce BCM2 Licensed Products to the commercial market as soon as practicable. Tvardi is obligated to achieve specified development milestones by specified timelines or to make payments to BCM if it does not achieve certain diligence milestones, and to produce, market and support the BCM2 Licensed Products with at least the same diligence Tvardi employs for comparable products and services.

In consideration for the license rights, Tvardi paid BCM a license execution fee of $5,000. Tvardi initially paid an annual maintenance fee of $30,000 each year on the anniversary of the agreement until a specified anniversary before it increased to $50,000 each year on the anniversary of the agreement. Tvardi is obligated to pay BCM royalties in the amount of a low-single-digit percent of net sales of BCM2 Licensed Products during the term, which expires, on a country-by-country basis, on the later of the date of expiration of the last to expire of the Licensed Patent Rights, or, if no Licensed Patent Rights issued in such country, the tenth anniversary of the date of first commercial sale of the BCM2 Licensed Product in such country. Tvardi currently expects the Licensed Patent Rights to expire July 18, 2034. Upon the achievement of specified development and regulatory milestones, Tvardi is obligated to pay BCM one-time milestone payments of up to $1,225,000 in the aggregate for the first BCM2 Licensed Product to achieve such milestone. Furthermore, in connection with the initiation of the Phase 3 clinical trial, Tvardi would expect to incur approximately $300,000 in costs. Additionally, Tvardi is obligated to pay BCM a tiered low-double-digit percentage of sublicensing revenue obtained in connection with any sublicense granted by Tvardi under the Licensed Patent Rights.

Tvardi may terminate the BCM Second Agreement at its convenience following a specified notice period upon advance written notice to BCM. The BCM Second Agreement may also be terminated by BCM for Tvardi’s default or failure to perform any of terms of the BCM Second Agreement, following a specified notice and cure period. Additionally, BCM may terminate the BCM Second Agreement if Tvardi undergoes specified bankruptcy or insolvency events, following the expiration of a specified period. The NIH may terminate its license to BCM under specified limited circumstances, including Tvardi’s failure to fulfill certain obligations. Upon expiration of the term of the BCM Second Agreement in a given country, the license grant from BCM to Tvardi will be fully paid and perpetual in such country.

The BCM Second Agreement was amended in June 2019 to amend Tvardi’s diligence and insurance obligations. Tvardi entered into a second amendment April 2023 to further amend its diligence obligations and to terminate the obligation to pay annual maintenance fees until the first anniversary of the achievement of certain patent milestones and annually thereafter.

The foregoing description of the BCM Second Agreement is not complete and is qualified in its entirety by the full text of the BCM Second Agreement, which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Offer Letters

To the extent required by Item 1.01 of Form 8-K, the information set forth under Item 5.02 of this Current Report on Form 8-K regarding the executive offer letter agreements is hereby incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 15, 2025, Cara, Merger Sub and Tvardi consummated the transactions contemplated by the Merger Agreement following a Special Meeting of Cara’s stockholders. Effective at 4:01 p.m. eastern time on April 15, 2025, Cara effected a 1-for-3 reverse stock split of its common stock (the “Reverse Stock Split”) and effective at 4:02 p.m. eastern time on April 15, 2025, Cara increased its authorized shares of common stock to 150,000,000. Effective at 4:03 p.m. eastern time on April 15, 2025, pursuant to the Certificate of Merger, Merger Sub was merged with and into Tvardi and Tvardi became a wholly owned subsidiary of the Company. Effective at 4:04 p.m. eastern time on April 15, 2025, the Company changed its name to “Tvardi Therapeutics, Inc.” (the “Name Change”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Tvardi, which is a clinical-stage biopharmaceutical company focused on the development of novel, oral small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. Unless noted otherwise, all references to share and per share amounts in this Current Report on Form 8-K reflect the Reverse Stock Split.

Under the terms of the Merger, immediately prior to the effective time of the Merger, each share of Tvardi’s preferred stock was converted into one share of Tvardi’s common stock. At the effective time of the Merger, the Company issued an aggregate of 7,805,161 shares of its common stock to Tvardi’s stockholders and holders of outstanding convertible promissory notes (the “Convertible Notes”) of Tvardi, based on (i) an exchange ratio of 0.1341 shares of the Company’s common stock for each share of Tvardi common stock outstanding immediately prior to the Merger, including those shares of common stock issued upon conversion of the Tvardi preferred stock (but excluding shares of Tvardi’s common stock held (a) as treasury stock by Tvardi, (b) by Cara, Merger Sub, or any subsidiary of Cara or Tvardi or (c) as dissenting shares of Tvardi’s common stock) and (ii) the automatic conversion of the Convertible Notes, with an aggregate principal amount of approximately $28.3 million and approximately $0.8 million in accrued interest, into shares of the Company’s common stock pursuant to the terms of the Convertible Notes, resulting in 9,355,542 shares of the Company’s common stock being issued and outstanding immediately following the effective time of the Merger. Immediately following the Merger, pre-Merger Cara equityholders owned, in the aggregate, approximately 15.4% of the Company’s common stock, pre-Merger Tvardi equityholders owned, in the aggregate, approximately 72.0% of the Company’s common stock, and former holders of Convertible Notes owned, in the aggregate, approximately 12.5% of the Company’s common stock, in each case, calculated on a fully diluted basis.

The issuance of the shares of the Company’s common stock to the former stockholders of Tvardi and the holders of the Convertible Notes was registered with the SEC on the Company’s Registration Statement on Form S-4 (File No. 333-283900), as amended and declared effective by the SEC on February 14, 2025 (the “Registration Statement”).

The shares of the Company’s common stock, which traded on the Nasdaq Capital Market through the close of business on Tuesday, April 15, 2025 under the ticker symbol “CARA,” will commence trading on The Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis under the ticker symbol “TVRD” on April 16, 2025. The Company’s common stock is represented by a new CUSIP number, 140755 307.

The foregoing description of the Merger and the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 on the Current Report on Form 8-K filed by the Company on December 18, 2024.

As previously disclosed, on December 17, 2024, Cara and its subsidiary Cara Royalty Sub, LLC (“Royalty Sub” and together with Cara, each, a “Seller” and together, the “Sellers”) entered into an Asset Purchase Agreement (the “APA”) with Vifor Fresenius Medical Care Renal Pharma, Ltd., a majority-owned, indirect subsidiary of CSL Limited (“CSL Vifor”), pursuant to which, at the consummation of the transaction, Sellers sold to CSL Vifor and CSL Vifor acquired from Sellers certain assets and rights for the development, manufacture and commercialization of difelikefalin as well as certain associated liabilities (the “Asset Disposition”) for a purchase price of $900,000 (subject to certain adjustments with respect to inventory). The Asset Disposition closed on April 15, 2025.

Pursuant to the APA, in connection with the consummation of the Asset Disposition, CSL Vifor and HCR (as defined below) entered into a letter agreement with Cara providing that CSL Vifor and HCR would enter into an amended and restated purchase agreement to amend and replace the existing Purchase and Sale Agreement, dated as of November 1, 2023 (as amended, the “Original HCR Agreement”), by and among Royalty Sub, HCRX Investments HoldCo, L.P. (“HCRX”) and HealthCare Royalty Partners IV, L.P. (“HCR IV” and together with HCRX, “HCR”). Upon entering into the amended and restated purchase agreement, effective as of the closing of the Asset Disposition: (i) CSL Vifor became obligated to make certain payments to HCR from and after the date thereof relating to certain revenue and/or royalties from difelikefalin, (ii) each of the Contribution Agreement, the License Agreement and the Pledge Agreement (each as defined in the Original HCR Agreement) were terminated, and (iii) Sellers shall have no further payment or other obligations to HCR under the Original HCR Agreement. Additionally, pursuant to the APA, at the consummation of the Asset Disposition, Cara paid CSL Vifor $3,000,000 to compensate CSL Vifor for the estimated incremental future expenses incurred by CSL Vifor as a result of the transfer of the assets acquired and the liabilities assumed by it in connection with the Asset Disposition. In connection with the Asset Disposition, Cara assigned the following agreements related to the difelikefalin injection to CSL Vifor:

•	License Agreement dated April 4, 2013 by and between Cara and Maruishi Pharmaceutical Co., Ltd.
•	License and API Supply Agreement effective as of April 16, 2012, as amended on May 1, 2012, by and between Cara and Chong Kun Dang Pharmaceutical Corporation
•	API Commercial Supply Agreement effective as of July 5, 2021 between Cara and Polypeptide Laboratories S.A., and
•	Master Manufacturing Services Agreement effective as of June 27, 2019 between Cara and Patheon UK Limited

The foregoing description of the APA and the Asset Disposition and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which was filed as Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on December 18, 2024.

FORM 10 INFORMATION

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the anticipated benefits of the Merger and the financial condition, results of operations, and prospects of the Company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current expectations and beliefs of the management of the Company, as well as assumptions made by, and information currently available to, the management of the Company. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “seek,” “predict,” “pro forma,” “possible,” “potential,” and other similar expressions or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Statements that are not historical facts are forward-looking statements. Forward-looking statements in this communication include, but are not limited to, the section titled “Business, Facilities and Legal Proceedings,” the disclosures incorporated by reference into the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements include, but are not limited to, any statements regarding the strategies, prospects, plans, expectations or objectives of management the Company for future operations, the progress, scope or timing of the development of the Company’s product candidates, the benefits that may be derived from the advancement of potential product candidates into clinical development and, the commercially or market opportunity of the potential product candidates of the Company, the expectations surrounding the potential safety, efficacy, and regulatory and clinical progress of the Company’s product candidates, including TTI-101 and TTI-109, and anticipated milestones and timing therefor, the ability of the Company to protect its intellectual property rights, the anticipated operations, financial position, ability to raise capital to fund operations, revenues, costs or expenses of the Company, cash runway, the expected benefits from the Merger, statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the disclosures incorporated by reference into the “Risk Factors” section of this Current Report on Form 8-K and other documents to be filed by the Company from time to time with the SEC discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC, and risk factors associated with companies, such as the Company, that operate in the biopharma industry. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that the contemplated results of any such forward-looking statements will be achieved. Forward-looking statements in this communication speak only as of the day they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Business, Facilities and Legal Proceedings

Overview

We are a clinical-stage biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting (“STAT3”) to treat fibrosis-driven diseases with significant unmet need. Based upon our founder’s seminal work and deep understanding of the transcription factor, STAT3, we have designed an innovative approach to directly inhibit STAT3, a highly validated, yet historically undruggable target. Leveraging this expertise, we are developing a pipeline of STAT3 inhibitors with a differentiated mechanism of action and convenient oral dosing. Our lead product candidate, TTI-101, is currently in Phase 2 clinical development for the treatment of fibrosis-driven diseases, with an initial focus on idiopathic pulmonary fibrosis (“IPF”), and hepatocellular carcinoma (“HCC”). We expect to report unblinded data from our Phase 2 IPF clinical trial in the second half of 2025 and anticipate preliminary topline data from its HCC Phase 1b/2 clinical trial in the first half of 2026.

Our approach is rooted in our expertise around STAT3’s functional composition and its critical role in disease pathogenesis, as well as other essential biological functions. Our co-founder, David J. Tweardy, M.D., was one of the first to identify that STAT3, when activated by phosphorylation on tyrosine (Y) residue 705 (“pY-STAT3”), acts as a central catalyst across critical fibrotic signaling pathways and is key to the cellular processes associated with fibrosis-driven diseases. Intrinsically (within proliferative cells and the extracellular matrix (“ECM”)), pY-STAT3 increases cell proliferation and survival and promotes the deposition of extracellular matrix proteins, while extrinsically (within the immune system), pY-STAT3 contributes to immune suppression. Collectively, persistent pY-STAT3 drives the development and progression of the pathogenic cascade of fibrosis. By targeting pY-STAT3, our approach is designed to simultaneously modulate each of the key pathways of the fibrotic cascade, whereas previous approaches only targeted single pathways. Beyond its role in fibrosis, STAT3 also has an essential role in cellular respiration in the mitochondria. Our co-founder, David J. Tweardy, M.D., made the critical discovery that blocking pY-STAT3 could inhibit STAT3’s role as a transcription factor without affecting its role in the mitochondria. We have leveraged this discovery to design our product candidates to inhibit STAT3 activation which, we believe, will lead to disease modifying activity without impairing essential biological functions.

Based on the strong biological rationale and data to date, we believe we have robust proof of concept to support the potential of our STAT3 inhibitors to treat fibrosis-driven diseases. In preclinical models, TTI-101 administration resulted in statistically significant reductions in levels of well-known biomarkers of fibrosis, most notably collagen type I alpha1 chain (“COL1A1”) (p≤0.05). In addition, TTI-101 administration decreased the amount of fibrotic tissue in the lungs, in a statistically significant manner (p≤0.05), as measured by histologic evaluation of fibrosis severity, and returned oxygen saturation (“SO2”), to near normal levels versus animals treated with placebo where SO2 levels continued to decline. We are enrolling patients in our ongoing REVERTIPF Phase 2, randomized, double-blind, placebo-controlled clinical trial of TTI-101 as monotherapy or in addition to nintedanib, a standard of care (“SoC”), therapy, to evaluate its safety, tolerability and preliminary efficacy in patients suffering from IPF. In addition, we have previously demonstrated, in a Phase 1 oncology clinical trial of TTI-101 as monotherapy enriched for patients with HCC, that TTI-101 was generally well-tolerated, targeted STAT3, lowering levels of pY-STAT3 in tumors, as evidenced by biopsy sample and demonstrated a disease control rate of 53% as measured by Response Evaluation Criteria in Solid Tumors Version 1.1, RECIST v1.1, leading to clinical responses in fibrosis-driven tumors. RECIST is a standard way to measure how well a cancer patient responds to treatment. We are currently enrolling patients in our REVERTLIVER CANCER Phase 1b/2 clinical trial to investigate TTI-101 as monotherapy and in combination with standard of care in patients with HCC. The ongoing Phase 1b/2 design allows us to transition from a dose-finding and safety evaluation in the Phase 1b portion of the clinical trial, to a larger, Phase 2 portion of the clinical trial with primary efficacy endpoints, including overall response rate using RECIST v1.1. Our second product candidate, TTI-109, is also an oral, small molecule STAT3 inhibitor that is structurally related to, yet chemically distinct from, TTI-101 and is designed to enhance our ability to target STAT3. We expect to submit an investigational new drug (“IND”), application for TTI-109 in the first half of 2025.

Our Pipeline

Our current pipeline is depicted below:

The U.S. Food and Drug Administration (“FDA”), has granted orphan drug designation for TTI-101 in both IPF and HCC as well as Fast-Track Designation for TTI-101 in HCC.

TTI-101 for the Treatment of IPF

In the United States, approximately 150,000 individuals have IPF, while globally the number is estimated to be three million. Currently, approved anti-fibrotic therapies, Esbriet and Ofev, had collective peak sales of $4.9 billion, yet their use is limited as they do not reverse fibrosis or improve lung function. Based on the well-established role of pY-STAT3 in the pathogenesis of fibrosis, we believe TTI-101’s differentiated mechanism of action has the potential to address this unmet need in IPF, if approved. In preclinical models, we observed that TTI-101 led to a reduction of fibrotic tissue in the lungs and improved lung function. We also observed dose-dependent decreases in validated biomarkers associated with cell proliferation (resulting in reduced deposition) as well as increase in the modulation and activity of T cells (responsible for increased cellular and extracellular degradation). Additionally, our completed Phase 1 healthy volunteer drug-drug interaction clinical trial with IPF SoC, therapies showed TTI-101 to be generally well-tolerated. No severe adverse events (“SAEs”), were reported. The most frequent treatment emergent adverse events (“TEAEs”), predominantly reported as mild in severity, resolved on study. Our clinical data, including robust pharmacokinetic (“PK”), pharmacodynamic (“PD”), and tolerability data, has allowed us to rapidly progress into a Phase 2 clinical trial in IPF.

We are currently enrolling its REVERTIPF Phase 2, multicenter, randomized, double-blind, placebo-controlled clinical trial of TTI-101 to evaluate safety, tolerability and PK in patients suffering from IPF. We also plan to evaluate multiple efficacy measures, including the established Phase 3 efficacy endpoint of forced vital capacity (“FVC”). Approximately 75 patients are randomly assigned (1:1:1) to receive oral TTI-101 400 mg/day, TTI-101 800 mg/day or placebo for 12 weeks as monotherapy or in addition to SoC, nintedanib. The natural course of disease for patients suffering from IPF, even when treated with SoC, is a decline in lung function as measured by FVC. Preliminary blinded data from the two dose levels of TTI-101 and placebo in 38 patients to date have reported approximately 50% of patients’ FVC values near or above baseline. We expect to report unblinded data from this clinical trial in the second half of 2025.

TTI-101 for the Treatment of HCC

HCC, a fibrosis-driven cancer, is the third-leading cause of cancer-related mortality in the United States and globally, with an estimated survival of six to 20 months following diagnosis. Treatment with the current SoC in first line remains suboptimal with an overall response rate (“ORR”), of 10% to 27%. Following progression on first-line therapies, response rates are further reduced (ORR of ≤5%) for patients who go on to receive second-line therapies. Overall response rate is defined as the proportion of patients who have achieved a partial response (≥30% decrease in the sum of the diameters of target lesions, as compared with the baseline sum of diameters) or a complete response (disappearance of all target lesions). Similar to its role in IPF, pY-STAT3 in HCC serves an integral role in both the intrinsic cellular processes that drive aberrant proliferation, survival, deposition and extrinsic processes that induce immune suppression. Greater than 95% of patients with HCC have pY-STAT3 in their tumors, the presence of which correlates closely with tumor vascularity and aggressiveness of disease and is significantly associated with poor overall survival.

In preclinical studies, TTI-101 demonstrated statistically significant changes in (1) microsteatosis score (abnormal liver fat accumulation) that was 89% lower in animals treated with TTI-101 versus placebo treated animals (p<0.001), (2) fibrosis, measured by histologic staining, that was 65% lower in animals treated with TTI-101 versus placebo treated animals (p<0.001) and (3) tumor growth, measured by comparing the average tumor volume determined by MRI, that was 57% lower in animals treated with TTI-101 versus placebo treated animals (p=0.04). Additionally, in a separate study, combination of TTI-101 with anti-PD-1 and bevacizumab demonstrated a statistically significantly larger reduction in tumor weight compared to anti-PD-1 and bevacizumab or saline that was statistically significant (p<0.01). We have also completed a Phase 1 dose-escalation and dose-expansion clinical trial for TTI-101 in advanced tumors, enriched for patients with HCC. TTI-101 was observed to lower levels of pY-STAT3 in tumors, as evidenced by biopsy samples and demonstrated a disease control rate of 53%, as measured by RECIST v1.1, leading to clinical responses in HCC and other tumor types. We also conducted a Phase 1b clinical trial in six hormone receptor — positive (“HR+”), human epidermal receptor 2 negative (“HER2−”), palbociclib-resistant breast cancer patients to evaluate TTI-101 in combination with palbociclib and aromatase inhibitor (“AI”). The recommended Phase 2 dose was selected and there were no clinically significant safety concerns or risks identified that were related to the use of TTI-101 in combination with palbociclib or AI. Given the evolving treatment landscape for metastatic breast cancer, We have discontinued all clinical development in metastatic breast cancer and have directed its resources to its current pipeline. We believe our results to date support TTI-101’s differentiated mechanism of action to deliver therapeutic benefit as monotherapy and in combination with existing approved agents, if approved. If approved, we do not believe a commercial license, supply, and/or collaboration agreement with the marketers of existing SoC treatments would be needed, as these commercial therapies are available in the market.

We are currently enrolling our REVERTLIVER CANCER Phase 1b/2, multicenter, open-label clinical trial, designed to investigate the safety and efficacy of TTI-101 across three cohorts of patients with HCC: as monotherapy and in combination with SoC treatments pembrolizumab or atezolizumab + bevacizumab. This is a combined Phase 1b and 2 trial in order to evaluate safety and tolerability of TTI-101 and to determine the recommended Phase 2 dose (“RP2D”), of orally administered TTI-101 as a single agent or in combination with pembrolizumab or atezolizumab/bevacizumab in Phase 1b. The primary endpoints for the Phase 1b portion include incidence of adverse events (“AEs”). Separately, the trial will evaluate safety and tolerability at the RP2D and assess preliminary efficacy in the Phase 2 portion of the trial. The primary endpoints for the Phase 2 portion include incidence of AEs and overall response rate using RECIST v1.1.

We plan to report preliminary topline data from this clinical trial in the first half of 2026.

TTI-109

Our second product candidate, TTI-109, is an oral, small-molecule, prodrug of, and mechanistically identical to, TTI-101. TTI-109 itself does not inhibit STAT3, but rapidly converts to TTI-101 in the blood. TTI-109 is designed to enhance its ability to target STAT3 as a more efficient delivery vehicle for TTI-101 with the potential to improve tolerability. In our IND-enabling toxicology studies in rats and monkeys, TTI-109 has been observed to result in equal drug exposure as compared to TTI-101, with no toxicity observed. We have received pre-IND feedback from the FDA that its data package to date is sufficient to support a clinical trial of TTI-109 in oncology. To maximize the potential of TTI-109 in fibrosis-driven diseases, We are planning additional preclinical studies and a first-in-human IND submission for TTI-109 in the first half of 2025.

Our business is further described in the section of the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement entitled “Description of Tvardi’s Business” beginning on page 266 and that information is incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 27 is incorporated herein by reference.

Financial Information

The information set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company is incorporated herein by reference. The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2024 is set forth in Exhibit 99.5 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cara for the years ended December 31, 2023 and 2024 is set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 82 of Cara’s Annual Report on Form 10-K, filed with the SEC on March 11, 2025, and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Tvardi for the years ended December 31, 2023 and 2024 is set forth in Exhibit 99.3 to this Current Report on Form 8-K, and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table and the related notes present certain information with respect to the beneficial ownership of our common stock as of immediately following the consummation of the Merger by: (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table lists applicable percentage ownership based on 9,355,542 shares of our common stock outstanding immediately following the Merger and gives effect to the Reverse Stock Split. Shares of our common stock that may be acquired by an individual or group within 60 days of April 15, 2025, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of our common stock of any other person shown in the table.

Unless otherwise indicated, the address for the following stockholders is: c/o Tvardi Therapeutics, Inc., 3 Sugar Creek Ctr Blvd, Ste 525, Sugar Land, TX 77478.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Greater than 5% Holders:
Entities affiliated with David J. Tweardy(1)	1,599,372	17.09%
Ronald DePinho(2)	780,990	8.34%
Entities affiliated with Slate Path(3)	793,582	8.48%
Entities affiliated with Sporos(4)	837,636	8.95%
Entities affiliated with Solas BioVentures(5)	761,287	8.14%
Directors and Named Executive Officers:
Imran Alibhai, Ph.D.(6)	370,833	3.81%
Dan Conn, J.D., M.B.A.(7)	76,066	*
John Kauh, M.D.(8)	43,195	*
Sujal Shah(9)	18,441	*
Wallace Hall(10)	246,756	2.64%
Shaheen Wirk, M.D.(11)	445,396	4.76%
Michael Wyzga(12)	14,599	*
Cynthia Smith	―	*
Susan Shiff, Ph.D.(13)	14,104	*
All directors and executive officers as a group (11 persons)(14)	1,266,271	12.76%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 315,658 shares of common stock held by Benjamin John Tweardy 2020 Gift Trust; (ii) 315,658 shares of common stock held by Daniel James Tweardy 2020 Gift Trust; (iii) 315,658 shares of common stock held by Samuel David Tweardy 2020 Gift Trust; (iv) 649,046 shares of common stock held by David J. Tweardy; and (v) 3,352 shares common stock issuable upon the exercise of stock options held by David J. Tweardy that are exercisable within 60 days of April 15, 2025. David J. Tweardy is the Trustee of the Benjamin John Tweardy 2020 Gift Trust, the Daniel James Tweardy 2020 Gift Trust and the Samuel David Tweardy 2020 Gift Trust.

(2)	Consists of (i) 774,003 shares of common stock held by Mr. DePinho, (ii) 3,352 shares common stock issuable upon the exercise of stock options held by Mr. DePinho that are exercisable within 60 days of April 15, 2025 and (iii) 3,635 shares of common stock held by LR Interests LLC. Mr. DePinho and Lynda Chin are the managers of LR Interests LLC and have shared voting and dispositive power over the shares held by it. The address of LR Interests LLC is 2929 Weslayan St., Houston, Texas 77027.

(3)	Consists of (i) 704,345 shares of common stock held by Slate Path Master Fund LP; and (ii) 89,237 shares of common stock held by SPB Master Fund LP. Slate Path Capital LP, a Delaware limited partnership, is the investment manager of Slate Path Master Fund LP, a Cayman Islands exempted limited partnership, and SPB Master Fund LP, a Cayman Islands exempted limited partnership. David Greenspan is the managing member of Slate Path Capital GP LLC, a Delaware limited liability company and the general partner of Slate Path Capital LP. The address for Slate Path and Mr. Greenspan is 717 Fifth Avenue, 16th Floor, New York, NY 10022.

(4)	Consists of 837,636 shares of common stock held by Sporos Bioventures LLC. The board of managers of Sporos Bioventures LLC consists of Alex Cranberg, Peter Feinberg, Harold Levy, and Rachel Humphrey. The address for Sporos is 3139 West Holcombe Blvd, Houston, TX 77025.

(5)	Consists of (i) 598,288 shares held by Solas Tvardi Sidecar, LLC and (ii) 162,999 shares of common stock held by Solas BioVentures Fund II, LP. Solas Partners II, LLC is the Manager of Solas Tvardi Sidecar, LLC and the General Partner of Solas BioVentures Fund II, LP. Solas BioVentures Management, LLC is the Investment Manager of Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP, having been designated as such by Solas Partners II, LLC. C. David Adair, Mark D. Hackett, and David A. Belitz are the Managers of both Solas Partners II, LLC and Solas BioVentures Management, LLC, and those individuals share the voting and dispositive power over the shares held by Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP. The address for Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP. is 412 Georgia Avenue, Suite 201, Chattanooga, TN 37403.

(6)	Consists of shares of common stock issuable upon exercise of stock options held by Dr. Alibhai that are exercisable within 60 days of April 15, 2025.

(7)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Conn that are exercisable within 60 days of April 15, 2025.

(8)	Consists of shares of common stock issuable upon exercise of stock options held by Dr. Kauh that are exercisable within 60 days of April 15, 2025.

(9)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Shah that are exercisable within 60 days of April 15, 2025.

(10)	Consists of (i) 44,712 shares of common stock held by Firepit Partners, LP over which Mr. Hall holds sole voting and dispositive power and (ii) 202,044 shares of common stock held by BioMatrix Partners Ltd. over which Mr. Hall shares voting and dispositive power. Mr. Hall is the general partner of Firepit Partners, LP. The address for Firepit Partners, LP is 5956 Sherry Lane, Suite 1810, Dallas, TX 75225. Mr. Hall and George Houston Hall are the general partners of BioMatrix Partners Ltd. and share voting and dispositive power. The address for BioMatrix Partners Ltd. is 5956 Sherry Lane, Suite 1810, Dallas, TX 75225. Mr. Hall may be deemed to share the power to direct the disposition and vote of the shares held by Firepit Partners, LP and BioMatrix Partner Ltd. but disclaims beneficial ownership of all shares held by such entities except to any pecuniary interest therein.

(11)	Consists of (i) 176,030 shares of common stock held by Palkon Holdings, LLC; (ii) 263,164 shares of common stock held by Palkon TT Holdings, LLC, (iii) 4,191 shares of common stock held by Dr. Wirk and (iv) and 2,011 shares common stock issuable upon the exercise of stock options held by Dr. Wirk that are exercisable within 60 days of April 15, 2025. Palkon GP, LLC is the general partner of Palkon TT Holdings, LLC and Palkon Capital LP, which is the sole member of Palkon Holdings, LLC. Dr. Wirk is the managing member of Palkon Holdings, LLC and Palkon TT Holdings, LLC. The address for Palkon entities is 1688 Meridian Ave, Suite 700, Miami Beach, FL 33139. Dr. Wirk may be deemed to share the power to direct the disposition and vote of the shares held by Palkon Holdings, LLC, but disclaims beneficial ownership of all shares held by Palkon Holdings, LLC except to any pecuniary interest therein.

(12)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Wyzga that are exercisable within 60 days of April 15, 2025.

(13)	Consists of (i) 5,612 shares of common stock held by Dr. Shiff and (ii) 8,492 shares of common stock issuable upon exercise of stock options held by Dr. Shiff that are exercisable within 60 days of April 15, 2025.

(14)	Consists of (i) 695,753 shares of common stock beneficially owned by our current directors and executive officers as a group and (ii) 570,518 shares common stock issuable upon the exercise of stock options held by our current directors and executive officers as a group that are exercisable within 60 days of April 15, 2025.

Information about Directors and Executive Officers; Director Compensation and Director Independence; Executive Compensation

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

The information set forth in the section of the Proxy Statement/Prospectus entitled “Management Following the Merger” beginning on page 360 is incorporated herein by reference.

A description of the compensation of the named executive officers and directors of Tvardi and the compensation of the named executive officers and directors of Cara before the consummation of the Merger is set forth in the Proxy Statement/Prospectus in the sections titled “Tvardi’s Executive and Director Compensation” beginning on page 376 of the Proxy Statement/Prospectus and “Cara’s Executive and Director Compensation” beginning on page 367 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The information set forth in the section of the Proxy Statement/Prospectus entitled “Related Person Transactions of the Combined Company” beginning on page 383 is incorporated herein by reference.

Legal Proceedings

The information set forth in the section of the Proxy Statement/Prospectus entitled “Description of Tvardi’s Business―Legal Proceedings” on page 310 is incorporated herein by reference. The information set forth in the section titled “Item 3. Legal Proceedings” beginning on page 81 of Cara’s Annual Report on Form 10-K, filed with the SEC on March 11, 2025, is incorporated herein by reference.

Two lawsuits were filed in the Supreme Court of the State of New York, County of New York on March 5 and March 6, 2025 by two purported stockholders of Cara in connection with the Merger. The lawsuits are captioned Joseph Clark v. Cara Therapeutics, Inc., et al., No. 651260/2025 (the “Clark Complaint”), and Michael Kent v. Cara Therapeutics, Inc., et al., No. 651272/2025 (the “Kent Complaint” and, together with the Clark Complaint, the “Complaints”). Each Complaint named as defendants Cara and the members of the Cara board of directors. The plaintiffs contended that the Form 424 prospectus filed on February 14, 2025 (the “Form 424 Prospectus”) omitted or misrepresented material information regarding the Merger, rendering the Form 424 Prospectus false and misleading.

Between December 18, 2024 and March 24, 2025, Cara received thirteen demands and three draft complaints from purported stockholders of Cara (collectively, the “Demands”) making substantially similar claims as in the Complaints regarding the disclosures in the Proxy Statement/Prospectus related to the Merger.

The Company cannot predict the outcome of any litigation or the Demands. The Company and the individual defendants intend to vigorously defend against the allegations made in the Complaints, the Demands, and any subsequently filed similar actions. It is possible additional lawsuits may be filed or additional demand letters may be received arising out of the Merger.

The Company believes that the disclosures set forth in the Proxy Statement/Prospectus comply fully with all applicable laws, and deny the allegations made in the Complaints and Demands described above. Nevertheless, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, Cara voluntarily supplemented certain disclosures in the Proxy Statement/Prospectus on March 24, 2025 (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit of the allegations made in the Complaints or the Demands described above, or of the necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations made in the Complaints and the Demands that any additional disclosure was or is required or is material.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Cara’s common stock were historically listed on the Nasdaq Capital Market under the symbol “CARA.” Shares of the Company’s common stock are expected to commence trading on the Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis on April 16, 2025 under the symbol “TVRD.”

As of the closing and following the completion of the Merger and after giving effect to the Reverse Stock Split, the Company had 9,355,542 shares of common stock issued and outstanding held of record by approximately 256 holders. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Company common stock are held of record by banks, brokers and other financial institutions.

The information set forth in the section of the Proxy Statement/Prospectus entitled “Prospectus Summary―Market Price and Dividend Information—Dividends” on page 26 is incorporated herein by reference.

Description of Registrant’s Securities

The information set forth in the section of the Proxy Statement/Prospectus entitled “Description of Cara Capital Stock” beginning on page 390 and in the section entitled “Comparison of Rights of Holders of Cara Stock and Tvardi Stock” beginning on page 394 is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indemnification Agreements” is incorporated herein by reference.

A description of the Company’s indemnification obligations in respect of its directors and officers is included in the Proxy Statement/Prospectus in the section entitled “The Merger Agreement―Other Agreements―Director Indemnification and Insurance” beginning on page 211 and is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains the Company’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

The Company also makes available free of charge on or through its website at tvarditherapeutics.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and the Company are inactive textual references and except as specifically incorporated by reference into this Current Report on Form 8-K, information on those websites is not part of this Current Report on Form 8-K.

If you would like to request documents from the Company, please send a request in writing or by telephone to the following address:

Tvardi Therapeutic, Inc.

3 Sugar Creek Center Blvd.
Suite 525
Sugar Land, TX 77478
(713) 489-8654
Attn: Investor Relations

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

As previously disclosed, at a special meeting of Cara’s stockholders held on April 1, 2025 (the “Special Meeting”), Cara’s stockholders approved (i) an amendment to Cara’s amended and restated certificate of incorporation to effect the Reverse Stock Split and (ii) an amendment to Cara’s amended and restated certificate to increase the authorized number of shares of Cara common stock from 16,666,667 shares to 150,000,000 shares. On April 15, 2025, Cara amended its amended and restated certificate of incorporation to (i) effect the Reverse Stock Split, effective as of 4:01 p.m. eastern time on April 15, 2025 and (ii) to increase the authorized number of shares of Cara common stock from 16,666,667 shares to 150,000,000 shares, effective as of 4:02 p.m. eastern time on April 15, 2025.

As a result of the Reverse Stock Split, every three shares of Cara’s common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Cara’s common stock. As such, immediately following the Reverse Stock Split, there were approximately 1.5 million shares of Cara’s common stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number, and each Cara stockholder who would otherwise be entitled to a fraction of a share of common stock upon the Reverse Stock Split is entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Company’s common stock on April 14, 2025.

On April 15, 2025, the Company also amended its amended and restated certificate of incorporation to effect the Name Change, effective as of 4:04 p.m. eastern time on April 15, 2025.

The foregoing descriptions of the certificates of amendment to the amended and restated certificate of incorporation of the Company are not complete and are subject in their entirety by reference to the certificates of amendment, copies of which are attached hereto as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3, respectively, and are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

In accordance with the Merger Agreement, immediately prior to and effective upon the closing of the Merger, Martin Vogelbaum, Christopher Posner, Helen M. Boudreau, Jeffrey Ives, Ph.D., and Lisa von Moltke, M.D. resigned from the Company’s board of directors and committees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Appointment of Directors

The Merger Agreement provides that at or immediately after the closing of the Merger, the size of the Company’s board of directors will be fixed at seven members consisting of one member designated by Cara, who is Susan Shiff, Ph.D., and six members designated by Tvardi, who are Sujal Shah, Michael Wyzga, Wallace Hall, Shaheen Wirk, M.D., Imran Alibhai, Ph.D., and Cynthia Smith. In accordance with the Merger Agreement, effective upon at the closing of the Merger on April 15, 2025, the board of directors and its committees were reconstituted, with Susan Shiff, Ph.D. and Michael Wyzga appointed as Class I directors, whose terms expire at the Company’s 2027 annual meeting, Imran Alibhai, Ph.D., Cynthia Smith and Sujal Shah appointed as Class II directors, whose terms expire at the Company’s 2025 annual meeting, and Wallace Hall and Shaheen Wirk, M.D. appointed as Class III directors, whose terms expire at the Company’s 2026 annual meeting. Under the Nasdaq Listing Rules, a majority of the members of the board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s board of directors has determined that each of its directors other than Dr. Alibhai qualify as “independent directors” as defined by the Nasdaq Listing Rules.

In addition, Michael Wyzga, Wallace Hall and Shaheen Wirk, M.D. were appointed to the audit committee of the board of directors, and Michael Wyzga was appointed the chair of the audit committee and was designated as the “audit committee financial expert.” Sujal Shah, Wallace Hall and Susan Shiff, Ph.D. were appointed to the compensation committee of the board of directors, and Sujal Shah was appointed the chair of the compensation committee. Cynthia Smith, Shaheen Wirk, M.D. and Susan Shiff, Ph.D. were appointed to the nominating and corporate governance committee of the board of directors, and Cynthia Smith was appointed the chair of the nominating and corporate governance committee.

Other than pursuant to the Merger Agreement, there were no arrangements or understandings between the Company’s newly appointed directors and any person pursuant to which they were elected. There are no family relationships between the Company’s newly appointed directors and any director or executive officer of the Company.

Effective upon the closing of the Merger, the Company’s board of directors terminated Cara’s Non-Employee Director Compensation Policy. The Company intends to adopt a new Non-Employee Director Compensation Policy at the next meeting of our board of directors following the closing of the Merger, but the terms of such policy have not yet been determined.

Sujal Shah was appointed to the Company’s board of directors and as Chair of our board of directors upon the closing of the Merger. Mr. Shah previously served as a member of Tvardi’s board of directors from January 2021 to April 2025 and as Chairman of the Tvardi board of directors from March 2024 to April 2025. Mr. Shah served as President and Chief Executive Officer at CymaBay Therapeutics from April 2017 until the sale of the company to Gilead Sciences in March 2024. Mr. Shah also served as a director at CymaBay from April 2017 until June 2024. Mr. Shah joined CymaBay as Chief Financial Officer in 2012, taking the company public in 2013. Prior to CymaBay, Mr. Shah was a healthcare investment banker for Citigroup from 2010 to 2012 and Credit Suisse First Boston from 2004 to 2010, where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused on life sciences. Mr. Shah also serves as a director at Opthea Limited, an Australia based clinical-stage biopharmaceutical company. Mr. Shah received an M.B.A. from the Carnegie Mellon University Tepper School of Business, where he currently serves on the Business Board of Advisors, and M.S. and B.S. degrees in Biomedical Engineering from Northwestern University. We believe Mr. Shah’s extensive executive experience managing the operational and financial issues of biopharmaceutical companies provide him with the qualifications and skills to serve on the board of directors.

Wallace Hall was appointed to the Company’s board of directors upon the closing of the Merger. Mr. Hall previously served as a member of Tvardi’s board of directors from June 2018 to April 2025. Mr. Hall cofounded and has served as the President of Wetland Partners, LP, which is primarily engaged in wetland mitigation banking and oil & gas investment from February 1999 to present. Mr. Hall also co-founded BioMatrix Partners, an investment partnership focused on public and private biotechnology companies, where he has served as Limited Partner from October 2013 to present. From February 2011 to February 2017, Mr. Hall served on the University of Texas System Board of Regents. Mr. Hall also serves as a director at Vooks, Inc., a private company. Mr. Hall received a B.A. in Economics from the University of Texas at Austin. We believe Mr. Wallace is qualified to serve on our board of directors because of his business expertise and experience serving as an investment partner to both public and private biotechnology companies.

Shaheen Wirk, M.D. was appointed to the Company’s board of directors upon the closing of the Merger. Dr. Wirk previously served as a member of Tvardi’s board of directors from March 2024 to April 2025 and as a special advisor to Tvardi’s management and board of directors from January 2021 to March 2025. Dr. Wirk is the founder of Palkon Capital Management, a health-care dedicated investment firm, where he has served as the Chief Investment Officer since August 2013. From May 2001 to 2012, Dr. Wirk served as a Healthcare Analyst at Bridger Capital LLC. Dr. Wirk also serves as a director at Movano Inc., a publicly traded health technology company. Dr. Wirk received his M.D., M.B.A., and B.S. in Biology from Duke University. We believe Dr. Wirk is qualified to serve on our board of directors due to his educational background and extensive experience in the life science industry as an analyst and investor.

Michael S. Wyzga was appointed to the Company’s board of directors upon the closing of the Merger. Mr. Wyzga previously served on Tvardi’s board of directors from March 2021 to April 2025. Since November 2013, Mr. Wyzga has served as the President of MSW Consulting Inc., a strategic consulting group focused in the life sciences area. From December 2011 until November 2013, Mr. Wyzga served as President and Chief Executive Officer and a member of the board of directors of Radius Health, Inc., a publicly traded biopharmaceutical company. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a publicly traded global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga is also the Chairman of the board of directors of X4 Pharmaceuticals, Inc., a public company since July 2018, Chairman of the board of directors of GenSight Biologics S.A., a Euronext traded biopharmaceutical company, where he has served since July 2015, and Chairman of the board of directors of Mereo BioPharma Group plc (formerly Oncomed Pharmaceuticals, Inc.), where he served from October 2013 through the business combination in April 2019. He received an M.B.A. from Providence College and a B.S. from Suffolk University. We believe that Mr. Wyzga’s senior management experience at biopharmaceutical and biotechnology companies, his current and past experience on boards of directors of public companies, and his financial expertise qualifies him to serve as a member of our board of directors.

Imran Alibhai, Ph.D., was appointed as the Company’s Chief Executive Officer and a member of our board of directors upon the closing of the Merger. Dr. Alibhai has served as Tvardi’s Chief Executive Officer and a member of its board of directors since December 2018. Since 2018, Dr. Alibhai has also served on the Scientific Advisory Board for NASA’s Translational Research Institute for Space Health. Prior to serving as Tvardi’s Chief Executive Officer, Dr. Alibhai was a Senior Vice President and Managing Director of DNAtrix, a clinical stage biotechnology company developing oncolytic viruses for cancer from 2014 to 2018. From 2010 to 2013, Dr. Alibhai was an investment banker in Peter J. Solomon’s Healthcare Advisory Group, focused on M&A transactions in science-based markets including biopharmaceuticals, medical devices/diagnostics and life science tools. From 2007 to 2010, Dr. Alibhai served as the Senior Director at Alexandria Venture Investments, where he was responsible for investments in emerging companies and funds in the healthcare sector. From 2006 to 2007, he directed investments for PIPE’s and long/short positions in MPM Capital’s BioEquities hedge fund. Dr. Alibhai received a Ph.D. in Molecular Neuroscience from the University of Texas Southwestern Medical School and a B.S. in Biology from Duke University. We believe that Dr. Alibhai’s scientific and medical expertise, as well as his industry, academic and leadership roles, and his knowledge of the Company as Chief Executive Officer, makes him well qualified to serve on our board of directors.

Cynthia Smith was appointed to the Company’s board of directors upon the closing of the Merger. Since January 2017, Ms. Smith has consulted as a strategic advisor for biotechnology companies. Previously, she served as Chief Commercial Officer and a member of the Executive Committee of ZS Pharma, Inc. (“ZS Pharma”), a specialty pharmaceutical company developing therapies for treatment of hyperkalemia and liver diseases, from 2013 to 2016, where she led efforts to transition the company from a development stage company to a commercial enterprise. ZS Pharma was acquired by AstraZeneca in 2015. Prior to ZS Pharma, Ms. Smith served as Vice President, Market Access and Commercial Development at Affymax, Inc., a biopharmaceutical company, from 2008 to 2013. From 2000 to 2008, she held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck & Co. Before beginning her career in the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the Office of Management and Budget at the White House from 1995 to 2000. Ms. Smith currently serves on the boards of directors of publicly traded biotechnology companies Agios Pharmaceuticals, Inc., Akebia Therapeutics, Inc., Protara Therapeutics, Inc., and Spero Therapeutics, Inc., and on the board of directors of the French-American Foundation. Ms. Smith previously served on the board of directors of Nivalis Therapeutics, Inc. from November 2016 to July 2017 and on the board of directors of Dicerna Pharmaceuticals, Inc. from August 2018 until its acquisition by Novo Nordisk A/S in 2021. Ms. Smith earned a B.A. from the University of North Carolina at Chapel Hill, an M.B.A. from the Wharton School and an M.S. in public policy from the Eagleton Institute of Politics at Rutgers University. We believe that Ms. Smith’s experience as an advisor to and member of the management team at pharmaceutical and biopharmaceutical companies and her current and past experience serving on boards of directors of public companies qualifies her to serve as a member of our board of directors.

Susan Shiff, Ph.D. has served as a member of the Cara board of directors since June 2020. Dr. Shiff serves as Chief Executive Officer of Huma.ai, a privately held health technology company, a position she has held since July 2024. From July 2023 to July 2024, Dr. Shiff provided consulting services to life sciences companies through her business Susan Shiff Consulting, LLC. Previously, she served as President and Chief Executive Officer from March 2021 to July 2023 of Ontada LLC, a US provider technology, real world data and insights, and education company. From June 2014 to March 2021, she was a Senior Vice President at Merck & Co and Head of the Center for Observational and Real-World Evidence, an organization that lead the measurement and communication of the value of medicines and vaccines worldwide. She holds an M.B.A. from Cornell University and a Ph.D. from the University of California at Los Angeles. We believe Dr. Shiff’s extensive experience in the pharmaceutical industry as a leader in the development and implementation of evidence, access, and pricing strategies for products globally provides her with the qualifications to serve on our board of directors.

Departure of Officers

On April 15, 2025, effective upon the closing of the Merger, the employment of each of Christopher Posner, Ryan Maynard and Scott Terrillion as Cara’s President and Chief Executive Officer, Cara’s Chief Financial Officer, and Cara’s General Counsel, Secretary and Chief Compliance Officer, respectively, was terminated. In connection with their termination of employment, each of Mr. Posner, Mr. Maynard and Mr. Terrillion entered into side letters with Cara which provided for (i) in the case of Mr. Posner, a lump sum payment equal to 18 months of his current base salary, a lump sum payment equal to one and a half times his 2025 target annual bonus and payment of applicable COBRA premiums for up to 18 months following termination, (ii) in the case of Mr. Maynard, a lump sum payment equal to 12 months of his current base salary, a lump sum payment equal to his 2025 target annual bonus and payment of applicable COBRA premiums for up to 12 months following termination, and (iii) in the case of Mr. Terrillion, a lump sum payment equal to 12 months of his current base salary, a lump sum payment equal to his 2025 target annual bonus and payment of applicable COBRA premiums for up to 12 months following termination. Each of Mr. Posner, Mr. Maynard and Mr. Terrillion executed a release of claims in favor of the Company as a condition to receiving their respective severance benefits. The terms of the side letters are pursuant to, and consistent with, the terms of the Cara Therapeutics, Inc. Severance Plan and Form of Participation Agreement, which was filed as Exhibit 10.14 to the Annual Report on Form 10-K filed by the Company on March 1, 2022, and the Employment Agreement with Mr. Posner, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 3, 2021, as applicable.

Appointment of Officers

On April 15, 2025, the board of directors of the Company appointed the following persons to serve as officers of the Company until their respective successor is duly elected and qualified or until their earlier resignation or removal:

Name	Title
Imran Alibhai, Ph.D.	Chief Executive Officer and Director

Dan Conn, J.D., M.B.A.	Chief Financial Officer

John Kauh, M.D.	Chief Medical Officer

Jeffrey Larson, Ph.D., DABT	Senior Vice President, Research & Development

Yixin “Joseph” Chen, Ph.D.	Vice President, Chemistry, Manufacturing and Controls

Stephen O’Brien, MAcc, CPA	Vice President, Finance and Corporate Controller (Principal Accounting Officer)

Each of the persons above was designated by the board of directors as an “officer” of the Company as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, with the exception of Mr. O’Brien, an “executive officer” of the Company as such term is defined in Rule 3b-7 promulgated under the Exchange Act.

There are no family relationships among any of the Company’s newly appointed principal officers and any director or executive officer of the Company.

Imran Alibhai, Ph.D. Dr. Alibhai’s biographical information is disclosed in the section above under the heading “Appointment of Directors.”

Tvardi entered into an offer letter agreement with Dr. Alibhai in November 2018, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Alibhai is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Alibhai’s agreement also provides for certain severance benefits, as follows. Pursuant to the terms of Dr. Alibhai’s offer letter agreement, if Tvardi terminates his employment without “cause” or if he resigns for “good reason” (each as defined in his offer letter agreement), Dr. Alibhai will be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a “severance period” of six months, plus one additional month for each full year of employment with Tvardi (not to exceed a total severance period of 10 months), (ii) premiums for COBRA continuation coverage for such severance period and (iii) 24 months of accelerated vesting of all of his outstanding and unvested equity awards as of the date of his termination of employment. Furthermore, if within three months prior to, or within 12 months following, a “change of control” (as defined in his offer letter agreement), Dr. Alibhai’s employment is terminated without cause or if he resigns for good reason, Dr. Alibhai will instead be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a severance period of 12 months, (ii) premiums for COBRA continuation coverage for such severance period and (iii) full accelerated vesting of all of his outstanding and unvested equity awards.

Dan Conn, J.D., M.B.A was appointed as our Chief Financial Officer upon the closing of the Merger. Mr. Conn has served as Tvardi’s Chief Financial Officer since January 2022. Previously, Mr. Conn held multiple positions at Christie’s International Real Estate, including Chief Operating Officer from January 2014 to October 2014 and Chief Executive Officer and a member of the board of directors from October 2014 to November 2021. In these roles, Mr. Conn managed Christie’s global real estate brand licensing and brokerage business and focused on expanding the business into new areas and strategic development. From January 2012 to January 2014, Mr. Conn served as Senior Vice President of Asset Management at Brookfield Asset Management. Prior to that, he served as a Director in the Restructuring Advisory Group of Peter J. Solomon Company from June 2010 to March 2012. Prior to that, he served as Vice President – Middle Market Investing and Portfolio Management at D.E. Shaw & Co., L.P. from October 2006 to June 2010. Mr. Conn began his career as a mergers and acquisition and securities lawyer before moving into investment banking at Morgan Stanley where he then transitioned into its real estate private equity funds arm. Mr. Conn received an M.B.A. from the Anderson School of Business at the University of California, Los Angeles and a J.D. and B.A. in Philosophy from the University of Toronto.

Tvardi entered into an offer letter agreement with Mr. Conn in January 2022, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Mr. Conn is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Mr. Conn’s agreement also provides for certain severance benefits, as follows. Pursuant to the terms of Mr. Conn’s offer letter agreement, if Tvardi terminates his employment without “cause” or if he resigns for “good reason” (each as defined in his offer letter agreement), Mr. Conn will be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a “severance period” of six months, plus one additional month for each full year of employment with Tvardi (not to exceed a total severance period of 10 months), plus any pay in lieu of any unused accrued vacation, (ii) premiums for COBRA continuation coverage for a period of six months, plus one additional month for each full year of employment with Tvardi, and (iii) vesting of all outstanding and unvested equity awards that would have vested in accordance with the vesting schedule set forth in his offer letter agreement as if he had remained employed by Tvardi until the end of his relevant severance period. Furthermore, if within three months prior to, or within 12 months following, a “change of control” (as defined in his offer letter agreement), Mr. Conn’s employment is terminated without cause or if he resigns for good reason, Mr. Conn will instead be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a severance period of 12 months, (ii) premiums for COBRA continuation coverage for a period of six months, plus one additional month for each full year of employment with Tvardi, and (iii) full accelerated vesting of all of his outstanding and unvested equity awards.

John Kauh, M.D. was appointed as our Chief Medical Officer upon the closing of the Merger. Dr. Kauh has served as Tvardi’s Chief Medical Officer since January 2023. Prior to that, Dr. Kauh held multiple positions at HUTCHMED, including serving as Vice President of Clinical Development from September 2020 to February 2023 and Executive Director, Clinical Development from September 2018 to September 2020. In these roles, he oversaw clinical development of agents ranging from Phase 1 to Phase 3 and provided medical oversight to various global clinical trials evaluating small-molecule inhibitors in oncology and personally led the NDA and MAA regulatory submissions for surufatinib. From May 2017 to September 2018, Dr. Kauh served as the Executive Director of Clinical Science — Oncology at Glenmark Pharmaceuticals. From November 2013 to May 2017, he served as the Senior Medical Director at ImClone Systems, a wholly owned subsidiary of Eli Lilly and Company. Dr. Kauh received an M.D. from Kimmel College of Medicine (formerly known as Jefferson Medical College) and a B.S. in Science from Penn State University.

Tvardi entered into an offer letter agreement with Dr. Kauh in December 2022, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Kauh is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Kauh’s agreement provided for an initial option grant, which was awarded in January 2023, and a sign-on advance, which was paid in 2023 and subject to repayment for one year following Dr. Kauh’s commencement of services. Dr. Kauh’s agreement also provides for certain severance benefits, as follows. Pursuant to the terms of Dr. Kauh’s offer letter agreement, if Tvardi terminates his employment without “cause” or if he resigns for “good reason” (each as defined in his offer letter agreement), Dr. Kauh will be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a “severance period” of six months, (ii) premiums for COBRA continuation coverage for such severance period, and (iii) vesting of 12.5% of his outstanding and unvested equity awards as of the separation date. Furthermore, if within three months prior to, or within 12 months following, a “change of control” (as defined in his offer letter agreement), Dr. Kauh’s employment is terminated without cause or if he resigns for good reason, Dr. Kauh will instead be entitled to receive, subject to his execution and non-revocation of a severance and release of claims agreement in a form prescribed by Tvardi, (i) continued payment of his then-current base salary for a severance period of 12 months, (ii) premiums for COBRA continuation coverage for such severance period, and (iii) full accelerated vesting of all of his outstanding and unvested equity awards.

Jeffrey Larson, Ph.D., DABT, was appointed as our Senior Vice President, Research & Development upon the closing of the Merger. Dr. Larson has served as Tvardi’s Senior Vice President, Research & Development, since November 2020. Since November 2016, he has also served a member of the Houston Methodist Academic Institute, Translational Research Initiative External Advisory Board. From June 2018 to November 2020, Dr. Larson served as Vice President of Product Development at Iterion Therapeutics, where he oversaw chemistry manufacturing and controls, regulatory affairs, and quality and nonclinical research and development. From December 2015 to June 2018, Dr. Larson served as Vice President, Nonclinical Development at Beta Cat Pharmaceutical, which is now Iterion Therapeutics. From December 2015 to February 2019, Dr. Larson also served as Vice President, Nonclinical Development at Salarius Pharmaceuticals. Dr. Larson received a Ph.D. in Toxicology/Pharmacology from Washington State University and a B.A. in Environmental Science from Minot State University.

Tvardi entered into an offer letter agreement with Dr. Larson in October 2020, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Larson is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Larson’s agreement provided for an initial option grant, which was awarded in January 2021, and a sign-on bonus, which was subject to repayment on a pro-rata basis in case Dr. Larson voluntarily terminated his employment with the Company or was terminated for cause by the Company within a year from his start date.

Yixin “Joseph” Chen, Ph.D. was appointed as our Vice President, Chemistry, Manufacturing and Controls upon the closing of the Merger. Dr. Chen has served as Tvardi’s Vice President, Chemistry, Manufacturing and Controls, since October 2021. From March 2015 to October 2021, Dr. Chen served as the Owner and President of Cheminopti LLC, a consulting firm, where he provided strategic guidance and technical leadership for all aspects of CMC development. From September 2019 to October 2021, Dr. Chen served as the Director of Pharmaceutical Development and Manufacturing at SIGA Technology, Inc., a commercial-stage pharmaceutical company, where he oversaw both drug substance and drug product CMC activities for early-stage development and commercialization in the United States and European Union. Dr. Chen received a Ph.D. in analytical chemistry from the University of Memphis, Tennessee and B.S. and M.S degrees in Chemical Engineering from Tianjin University, China.

Tvardi entered into an offer letter agreement with Dr. Chen in September 2021, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Chen is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Chen’s agreement provided for an initial option grant, which was awarded in December 2021.

Stephen O’Brien, MAcc, CPA, was appointed as our Vice President, Finance and Corporate Controller upon the closing of the Merger. Mr. O’Brien has served as Tvardi’s Vice President, Finance and Corporate Controller since December 2021. From February 2016 to November 2021, Mr. O’Brien served as an independent financial accountant, providing consultative financial reporting and technical accounting advisory services to mid-market companies. Mr. O’Brien has more than twenty years of accounting and financial reporting experience in the life sciences at private and public companies. Mr. O’Brien holds a Master of Accountancy from Rider University and a BA from Fordham University. Mr. O’Brien is a Certified Public Accountant and is actively licensed in Pennsylvania and Texas.

Tvardi entered into an offer letter agreement with Mr. O’Brien in October 2023, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Mr. O’Brien is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance as determined by Mr. O’Brien’s supervisor and company performance as determined by its board of directors or Tvardi’s Chief Executive Officer. Mr. O’Brien’s agreement provided for an option grant in connection with his promotion to Vice President, Finance and Corporate Controller, which was awarded in January 2024.

The above descriptions of the offer letter agreements for Dr. Alibhai, Mr. Conn, Dr. Kauh, Dr. Larson, Dr. Chen and Mr. O’Brien do not purport to be complete and are subject to and qualified in their entirety by reference to the copies of the employment related agreements for Dr. Alibhai, Mr. Conn, Dr. Kauh, Dr. Larson, Dr. Chen and Mr. O’Brien included as Exhibits 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Information regarding transactions between the Company and the newly appointed directors and executive officers is included in the Proxy Statement/Prospectus included in the Registration Statement entitled “Related Person Transactions of the Combined Company” beginning on page 383 and is incorporated herein by reference.

Compensatory Plans

2018 Equity Incentive Plan

The Company assumed, effective as of the closing of the Merger, the 2018 Equity Incentive Plan of Tvardi (the “2018 Plan”), as well as the outstanding awards granted thereunder, the award agreements evidencing the grants of such awards and the remaining shares available under the 2018 Plan, including any awards granted to the Company’s named executive officers, in each case subject to applicable adjustments in the manner set forth in the Merger Agreement to such awards. A copy of the 2018 Plan, as well as the forms of option grant notice and option agreement and forms of restricted stock unit grant notice and unit award agreement are filed as Exhibits 10.11, 10.12 and 10.13, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

2025 Equity Incentive Plan

At the Special Meeting, Cara’s stockholders considered and approved the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), which became effective at the closing of the Merger and following the Reverse Stock Split. As of the effective time of the Merger, there were 935,554 shares of the Company’s common stock available for grant under the 2025 Plan. In addition, the number of shares initially reserved and available for issuance under the 2025 Plan may be increased at the discretion of our board of directors (and without any further action by our stockholders) on January 1 of each year for a period of five years, commencing on January 1, 2026 and ending on January 1, 2030, in an amount not to exceed 5% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 Plan) determined on December 31 of the preceding year, if our board of directors acts prior to January 1 of a given year to provide that the increase for such year will occur and to determine the applicable number of additional shares of our common stock. In the absence of action by our board of directors, no such increase will automatically occur.

A more complete summary of the terms of the 2025 Plan is set forth in the Proxy Statement/Prospectus under the section titled “Proposal No. 2 (The Equity Plan Proposal): Approval of Equity Plan Proposal” beginning on page 218 of the Proxy Statement/Prospectus and is incorporated by reference herein. That summary and the foregoing description of the 2025 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2025 Plan, forms of option grant notices and option agreements and forms of restricted stock unit grant notice and unit award agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.14, 10.15 and 10.16, respectively, and are incorporated herein by reference.

2025 Employee Stock Purchase Plan

At the Special Meeting, Cara’s stockholders considered and approved the Company’s 2025 Employee Stock Purchase Plan (the “2025 ESPP”), which became effective at the closing of the Merger and following the Reverse Stock Split. As of the effective time of the Merger, there were 93,555 shares of the Company’s common stock reserved for issuance under the 2025 ESPP (the “Initial Share Reserve”). Additionally, the number of shares of common stock reserved for issuance under the 2025 ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i)  1% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 ESPP) determined on December 31 of the preceding year, and (ii) a number of shares equal to three times the Initial Share Reserve. Notwithstanding the foregoing, our board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.

A more complete summary of the terms of the 2025 ESPP is set forth in the Proxy Statement/Prospectus under the section titled “Proposal No. 3 (The ESPP Proposal): Approval of ESPP Proposal” beginning on page 226 of the Proxy Statement/Prospectus and is incorporated by reference herein. That summary and the foregoing description of the 2025 ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the 2025 ESPP, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.18 hereto and are incorporated herein by reference.

Indemnification Agreements

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indemnification Agreements” is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Commencing on April 16, 2025, the Company expects its common stock, which is currently listed and will continue to be listed on The Nasdaq Capital Market, to trade under the ticker symbol “TVRD.” The change in trading symbol is related solely to the Name Change.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On April 15, 2025, the board of directors of the Company approved and adopted a new Code of Business Conduct and Ethics (the “Code”), which is applicable to all directors, officers, and employees of the Company. Cara’s existing Code of Business Conduct and Ethics (the “Existing Code”) was refreshed and updated by further enhancing and clarifying the Existing Code’s standards requiring compliance with applicable governmental laws, rules, and regulations as well as Company policies and procedures. The amendments include, among other changes: (i) an additional description regarding the Company’s policies and procedures for responding to lawsuits, legal proceedings, and investigations; (ii) expanded policies relating to conflicts of interest, including expressly stated factors that will be considered in evaluating a conflict of interest; (iii) added requirements relating to the conduct of senior financial personnel; (iv) a description of the Company’s policies and practices with respect to creating a respectful environment; (v) expectations regarding the protection and use of the Company’s assets; and (vi) an additional description of the Company’s policies and procedures with respect to publicity and media engagements.

The adoption of the Code did not result in any explicit or implicit waiver of any provision of the Existing Code. The foregoing description of the Code does not purport to be complete and is subject and qualified in its entirety by reference to the full text of the Code, a copy of which is attached hereto as Exhibit 14.1 and is incorporated herein by reference. A copy of the Code can also be found on the Company’s website at ir.tvarditherapeutics.com. We intend to disclose future amendments to the Code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or our directors on our website identified above or in a current report on Form 8-K. Information on or accessible through our website is not incorporated by reference herein. The inclusion of our website in this Current Report on Form 8-K is an inactive textual reference only.

Item 5.06. Change in Shell Company Status.

As a result of the Merger, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the closing of the Merger. The material terms and provisions of the Merger Agreement are included in the Proxy Statement/Prospectus in the sections titled “The Merger Agreement” beginning on page 191 of the Proxy Statement/Prospectus and are incorporated by reference herein. Further reference is made to the information contained in Item 2.01 of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On April 15, 2025, the Company issued a press release announcing, among other things, the closing of the Merger. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act unless expressly incorporated by specific reference in such filing.

Item 8.01. Other Events.

On April 14, 2025, Cara issued a press release announcing the Reverse Stock Split. The press release is filed as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited consolidated financial statements of Cara as of and for the years ended December 31, 2023 and 2024 and the related notes are included in Cara’s Annual Report on Form 10-K, filed with the SEC on March 11, 2025, and are incorporated herein by reference.

The audited financial statements of Tvardi as of and for the years ended December 31, 2023 and 2024 are filed herewith as Exhibit 99.3 and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2024 is set forth in Exhibit 99.5 hereto and is incorporated herein by reference.

Exhibit No.	Description

2.1‡**	Agreement and Plan of Merger and Reorganization, dated as of December 17, 2024, by and among Cara Therapeutics, Inc., CT Convergence Merger Sub, Inc. and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on December 18, 2024).

2.2†**	Asset Purchase Agreement, dated December 17, 2024, by and among Cara Therapeutics, Inc., Cara Royalty Sub, LLC and Vifor Fresenius Medical Care Renal Pharma, Ltd. (incorporated by reference from Exhibit 10.4 to the Registrant's Current Report on Form 8-K (File No. 001-36279), filed with the SEC on December 18, 2024).

3.1*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Stock Split Amendment).

3.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Authorized Shares Amendment).

3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Name Change Amendment).

10.1#*	Form of Indemnification Agreement between the Company and each of its directors and executive officers.

10.2*	Registration Rights Agreement by and between the Company and the parties thereto, dated April 15, 2025.

10.3†**	Exclusive License Agreement by and between the StemMed, Ltd. (f/k/a Stem Med Limited Partnership) and Baylor College of Medicine, dated July 16, 2012, as amended April 26, 2015, subject to Notice of Assignment from Stem Med Limited Partnership to Tvardi Therapeutics, Inc. dated January 14, 2018, and as further amended August 13, 2019 (incorporated by reference from Exhibit 10.32 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.4†**	Exclusive License Agreement by and between the StemMed, Ltd. and Baylor College of Medicine, dated June 19, 2015, subject to Notice of Assignment from Stem Med Limited Partnership to Tvardi Therapeutics, Inc. dated February 22, 2018, and as amended on June 18, 2019 and April 6, 2023 (incorporated by reference from Exhibit 10.33 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.5#**	Offer Letter by and between Imran Alibhai, Ph.D. and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 10.27 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.6#**	Offer Letter by and between Dan Conn and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 10.28 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.7#**	Offer Letter by and between John Kauh, M.D. and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 10.29 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.8#**	Offer Letter by and between Jeffrey Larson, Ph.D., DABT and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 10.30 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.9#**	Offer Letter by and between Yixin “Joseph” Chen, Ph.D. and Tvardi Therapeutics, Inc. (incorporated by reference from Exhibit 10.31 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.10#*	Offer Letter by and between Stephen O’Brien, MAcc, CPA and Tvardi Therapeutics, Inc.

10.11#**	Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan, as amended (incorporated by reference from Exhibit 10.24 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.12#**	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan (incorporated by reference from Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.13#**	Form of Restricted Stock Agreement under the Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan (incorporated by reference from Exhibit 10.26 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

10.14#*	Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan.

10.15#*	Forms of Option Grant Notices, Option Agreements and Notices of Exercise under Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan.

10.16#*	Form of Restricted Stock Unit Grant Notice and Award Agreement under Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan.

10.17#*	Tvardi Therapeutics, Inc. 2025 Employee Stock Purchase Plan.

10.18†**	Founder Restricted Stock Agreement, by and between Tvardi Therapeutics, Inc. and David J. Tweardy, dated January 25, 2018, as amended September 1, 2019 (incorporated by reference from Exhibit 10.39 to the Registrant's Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on January 27, 2025).

10.19†**	Founder Restricted Stock Agreement, by and between Tvardi Therapeutics, Inc. and Ronald DePinho, dated January 25, 2018, as amended September 1, 2019 (incorporated by reference from Exhibit 10.40 to the Registrant's Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on January 27, 2025).

14.1*	Tvardi Therapeutics, Inc. Code of Business Conduct and Ethics.

23.1*	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.

99.1*	Press release issued on April 15, 2025, regarding the closing of the Merger.

99.2*	Press release issued on April 14, 2025, regarding the Reverse Stock Split

99.3**	Audited Financial Statements of Tvardi Therapeutics, Inc. for the years ended December 31, 2024 and 2023 (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 1, 2025).

99.4**	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tvardi for the years ended December 31, 2024 and 2023 (incorporated by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 1, 2025).

99.5**	Unaudited Pro Forma Condensed Combined Financial Information as of and for the year ended December 31, 2024 (incorporated by reference from Exhibit 99.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 1, 2025).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith
**	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and are the type of information that the Company treats as private or confidential.

‡	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVARDI THERAPEUTICS, INC.

Date: April 15, 2025	By:	/s/ Imran Alibhai
	Name:	Imran Alibhai
	Title:	Chief Executive Officer